Exhibit 99.1

Contact:	Investors and Analysts: Karin Demler, CCA at (615) 263-3005
Financial Media: Dave Gutierrez, Dresner Corporate Services at (312) 780-7204

CCA ANNOUNCES 2012 THIRD QUARTER FINANCIAL RESULTS AND

PROVIDES UPDATE ON POTENTIAL REIT CONVERSION

DILUTED EARNINGS PER SHARE UP 13.5%; ADJUSTED EARNINGS PER DILUTED SHARE UP 16.2%

ADJUSTED FUNDS FROM OPERATIONS PER DILUTED SHARE UP 15.3%

UPDATES EARNINGS GUIDANCE FOR 2012 – EXPECTS FULL-YEAR DILUTED EPS OF $1.53 TO $1.55

NASHVILLE, Tenn. – November 7, 2012 – CCA (NYSE: CXW) (the “Company” or “Corrections Corporation of America”), America’s leader in partnership corrections and the nation’s largest provider of corrections management services to government agencies, announced today its financial results for the third quarter of 2012.

Third Quarter Highlights

•	Diluted EPS up 13.5% to $0.42

•	Adjusted Diluted EPS up 16.2% to $0.43

•	Net income up 7.9% to $42.3 million

•	Funds From Operations Per Diluted Share up 9.7% to $0.79

•	Adjusted Funds From Operations Per Diluted Share up 15.3% to $0.68

•	Dividends per common share of $0.20 paid in September 2012

For the third quarter of 2012, CCA generated net income of $42.3 million, or $0.42 per diluted share, compared with net income of $39.2 million, or $0.37 per diluted share, for the third quarter of 2011. Net income adjusted for expenses associated with debt refinancing transactions and expenses associated with the pursuit of a potential conversion into a real estate investment trust (REIT), was $43.3 million, or $0.43 per diluted share in the third quarter of 2012, a per share increase of 16.2%, from the prior year quarter. Net income for third quarter of 2012 benefitted from lower than forecasted employee and inmate medical expenses as well as a lower effective income tax rate. These favorable items were partially offset by a decline in U.S. Marshals Service (USMS) populations during the quarter.

Net income for the third quarter of 2012 increased compared to the third quarter of 2011 primarily resulting from an increase in total compensated man-days due to the commencement of new contracts with Ohio, Georgia and Puerto Rico and a reduction in interest expense. These increases in net income were partially offset by a decline in USMS populations and an increase in employee salary and benefits costs. Our earnings per share also benefited from the reduction in our weighted average diluted shares outstanding from 105.0 million during the third quarter of 2011 to 100.8 million during the third quarter of 2012, as a result of share repurchases made in 2011.

10 Burton Hills Boulevard, Nashville, Tennessee 37215, Phone: 615-263-3000

Third Quarter 2012 Financial Results

CCA President and Chief Executive Officer, Damon Hininger, stated, “We are pleased with our third quarter financial results, as Adjusted Earnings Per Share increased by more than 16% and Adjusted Funds From Operations per share increased more than 15%. We are also pleased to have been awarded a new contract with the Arizona Department of Corrections, adding Arizona once again as one of our partners.”

During the third quarter of 2012, total management revenue increased 2.9% to $443.1 million from $430.6 million during the third quarter of 2011. Management revenue from our federal partners increased slightly to $188.9 million during the third quarter of 2012 compared with $188.4 million during the third quarter of 2011. The increase in federal revenue was primarily attributable to contractual rate increases associated with certain federal management contracts. These increases were partially offset by a decline in our average compensated USMS populations by approximately 500 prisoners during the third quarter of 2012 from the third quarter of 2011, predominately in the southwest region of the country.

Management revenue from our state partners increased 5.2% to $224.3 million during the third quarter of 2012 compared with $213.2 million during the prior year period. State revenue increased primarily due to new inmate populations from the state of Ohio as we commenced operations at our Lake Erie Correctional Institution on January 1, 2012, and from the state of Georgia at our newly constructed Jenkins Correctional Center which we completed during the first quarter of 2012. In addition, we experienced increases in inmate populations from our new contract with the Commonwealth of Puerto Rico as we began ramping-up populations at our Cimarron Correctional Facility during the first quarter of 2012, as well as increased populations from the state of Idaho pursuant to a new management contract at our Kit Carson facility in Colorado and from the state of Oklahoma at our Davis facility in Oklahoma. These increases were partially offset by lower inmate populations from the District of Columbia and the states of Colorado, Kentucky and California.

Revenue per compensated man-day in the third quarter of 2012 increased to $59.19 from $58.62 in the third quarter of 2011. Revenue per man-day improved as a result of an increase in per diem rates from certain federal and state partners. However, operating margins declined by $0.26 per man-day from $18.11 in the third quarter of 2011 to $17.85 in the third quarter of 2012, due to an increase in operating expenses to $41.34 per man-day in the third quarter of 2012 from $40.51 per man-day in the third quarter of 2011. The increase in operating expenses per man-day resulted from wage increases provided to employees in the third quarter of 2012 and an increase in benefit costs primarily resulting from an increase in medical claims.

Our total average daily compensated population increased to 81,384 in the third quarter of 2012 from 79,840 in the third quarter of 2011. However, our total portfolio occupancy decreased to 88.4% in the third quarter of 2012 from 89.6% during the third quarter of 2011 as the increase in populations resulting from the commencement of operations at our Jenkins and Lake Erie facilities was offset by the termination of a management contract from the state of Kentucky at our Otter Creek facility and the aforementioned reductions in inmate populations from the USMS, the District of Columbia, Colorado, Kentucky and California.

EBITDA for the third quarter of 2012 was $108.8 million compared to $107.4 million during the third quarter of 2011. Adjusted EBITDA for the third quarter of 2012, which excludes expenses associated with debt refinancing transactions and expenses associated with the pursuit of a potential REIT conversion, was $110.2 million. Funds From Operations was $79.3 million during the third quarter of 2012 compared to $76.0 million in the prior year quarter. Adjusted Funds From Operations, which includes maintenance and technology capital expenditures, for the third quarter of 2012 was $69.1 million compared with $61.7 million during the prior year period.

Third Quarter 2012 Financial Results

Adjusted net income, EBITDA, Adjusted EBITDA, Funds From Operations and Adjusted Funds From Operations and their corresponding per share amounts, are measures calculated and presented on the basis of methodologies other than in accordance with generally accepted accounting principles (GAAP). Please refer to the Supplemental Financial Information and related note following the financial statements herein for further discussion and reconciliations of these measures to GAAP measures.

Potential Real Estate Investment Trust Conversion Update

CCA is in a real estate intensive business, owning 49 correctional and detention facilities comprising approximately 67,000 beds, making it the largest private owner of prison facilities in the United States. In May 2012, CCA announced it was assessing the feasibility of a conversion to a REIT and had assembled a team of outside tax, legal and financial advisors to assist management and the board of directors in determining if we could structure our operations in such a way as to allow us to maintain the strategic alignment of our real estate and operations under a single publicly traded umbrella, qualify for status as a REIT and continue to provide correctional services through a taxable REIT subsidiary. As part of this assessment, we concluded that it would not be advisable to convert to a REIT structure without a private letter ruling (PLR) from the Internal Revenue Service (IRS).

In August 2012, we disclosed we had filed a formal request for a PLR from the IRS in late July while we continued our own internal analysis of the feasibility and potential benefits of a REIT conversion. We have not yet received a ruling from the IRS and there is no specific schedule for the IRS to respond to our PLR request. Although we believe there is a sound legal basis for the IRS to grant the ruling we have requested, we can provide no assurances the IRS will issue a favorable ruling.

There are a number of issues to be addressed before the Company can conclude it could meet the operational and technical thresholds necessary to operate as a REIT. In addition to obtaining a favorable PLR from the IRS, these issues include, among others, finalizing our financial and transfer pricing analysis of the potential impact of a REIT conversion on operating profits and corporate income taxes, concluding the assessment of our ability to meet and maintain compliance with REIT qualification tests, and completing certain changes to our corporate structure that would be necessitated by a REIT conversion.

A REIT election cannot be made for a portion of a taxable year and thus would need to be effective January 1st of the year the election is made. We will continue to pursue a favorable ruling from the IRS and endeavor to complete our analysis of the issues associated with a REIT conversion as quickly and diligently as possible. We believe that if the IRS responds favorably to our proposed request and structure as submitted, electing REIT status effective January 1, 2013 remains a possibility; however, this is a complex process, and as time continues to pass without a favorable ruling from the IRS, the probability of electing REIT status effective January 1, 2013 diminishes.

Although we have not completed our assessment and continue to evaluate a number of issues associated with a REIT conversion, our preliminary analysis completed to date indicates the following:

•

In accordance with tax rules applicable to REIT conversions, CCA would be required to distribute accumulated earnings and profits (E&P) calculated through the end of the calendar year preceding the REIT effective date. Based on our preliminary analysis, the Company estimates accumulated E&P could total approximately $700 million to $750 million through the period ending December 31, 2012. In the event of a REIT conversion, the E&P distribution would be paid out in a combination of at least 20% in cash and up to 80% in common stock.

Third Quarter 2012 Financial Results

•

If the Company were to convert to a REIT, in addition to payments to stockholders, the Company expects it could incur approximately $20 million to $25 million in one-time conversion expenses, excluding any costs associated with issuing new debt, refinancing existing debt or modifying existing debt agreements.

•

We believe there would be no reclassification of assets from personal property to real property in connection with a conversion, thereby preventing any tax liabilities associated with the recapture of depreciation expenses.

•	If a conversion is implemented, the Company expects to incur additional general and administrative compliance costs in future years, but believes those will be less than $2 million annually.

•

The Company will likely need to issue additional debt to fund the estimated cash component of the E&P distribution and other conversion costs noted above. The Company would also likely need to refinance its existing senior notes and potentially amend its revolving credit facility to accommodate a REIT conversion.

•	Stockholder approval will be required to add provisions regarding REIT-related ownership restrictions in the Company’s charter.

Refinancing Activities

As previously announced, on April 16, 2012, we redeemed the remaining $40.0 million of aggregate principal amount outstanding of our 6.25% Senior Notes due in March 2013. On June 14, 2012 we redeemed $60.0 million of aggregate principal amount of our 6.75% Senior Notes due in January 2014 (the 2014 Notes) and on August 27, 2012 we redeemed an additional $50.0 million principal amount of the 2014 Notes. We redeemed these notes at par plus accrued interest to the redemption date, with proceeds from our senior bank credit facility. We incurred $0.2 million in charges during the third quarter of 2012 associated with these refinancing transactions.

Following these redemptions, our outstanding debt as of September 30, 2012, consisted of $40.0 million of the 2014 Notes, $465.0 million aggregate principal amount of 7.75% Senior Notes due June 2017, and $635.0 million drawn on our senior bank credit facility due in December 2016.

Partnership Development Update

In September 2012, we announced we received a contract award from the Arizona Department of Corrections to house up to 1,000 medium-security inmates at our Red Rock Correctional Center in Arizona. The new management contract contains an initial term of ten years, with two five-year renewal options upon mutual agreement and provides an occupancy guarantee of 90% of the contracted beds, which is expected to be implemented in two phases. We expect to begin receiving approximately 500 inmates from Arizona beginning in January of 2014 and an additional 500 inmates in 2015.

Guidance

We expect Adjusted Diluted EPS for the fourth quarter of 2012 to be in the range of $0.39 to $0.41, resulting in full-year 2012 Adjusted Diluted EPS to be in the range of $1.53 to $1.55. We also expect Funds From Operations for the full year 2012 to be in the range of $2.89 to $2.93, with full year Adjusted Funds From Operations Per Diluted Share to be in the range of $2.37 to $2.45. Our guidance does not include expenses associated with refinancing transactions or expenses we will continue to incur evaluating the feasibility of a conversion to a real estate investment trust.

Third Quarter 2012 Financial Results

During 2012, we expect to invest approximately $78.0 million to $88.0 million in capital expenditures, consisting of approximately $30.0 million to $35.0 million in on-going prison construction and expenditures related to potential land acquisitions, and $48.0 million to $53.0 million in maintenance and information technology. We also expect a full-year effective income tax rate of approximately 37.5%, with payments for income taxes expected to approximate $84.0 million to $85.0 million for the full year.

Supplemental Financial Information and Investor Presentations

We have made available on our website supplemental financial information and other data for the third quarter of 2012. We do not undertake any obligation, and disclaim any duty to update any of the information disclosed in this report. Interested parties may access this information through our website at www.cca.com under “Financial Information” of the Investors section.

Webcast and Replay Information

We will host a webcast conference call at 10:00 a.m. central time (11:00 a.m. eastern time) on November 8, 2012, to discuss our third quarter 2012 financial results and future outlook. To listen to this discussion, please access “Webcasts” on the Investors page at www.cca.com. The conference call will be archived on our website following the completion of the call. In addition, a telephonic replay will be available at 2:00 p.m. eastern time on November 8, 2012 through 1:59 p.m. eastern time on November 15, 2012, by dialing (888) 203-1112 or (719) 457-0820, pass code 9401810.

About CCA

CCA is the nation’s largest owner and operator of partnership correction and detention facilities and one of the largest prison operators in the United States, behind only the federal government and three states. We currently operate 67 facilities, including 47 company-owned facilities, with a total design capacity of approximately 92,000 beds in 20 states and the District of Columbia. We specialize in owning, operating and managing prisons and other correctional facilities and providing inmate residential and prisoner transportation services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, our facilities offer a variety of rehabilitation and educational programs, including basic education, religious services, life skills and employment training and substance abuse treatment. These services are intended to reduce recidivism and to prepare inmates for their successful re-entry into society upon their release. We also provide inmates health care (including medical, dental and mental health services), food services and work and recreational programs.

Forward-Looking Statements

This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include, but are not limited to, the risks and uncertainties associated with: (i) general economic and market conditions, including the impact governmental budgets can have on our per diem rates, occupancy and overall utilization; (ii) fluctuations in our operating results because of, among other things, changes in occupancy levels, competition, increases in cost of operations, fluctuations in interest rates and risks of operations; (iii) our ability to obtain and maintain correctional facility management contracts, including as a result of sufficient governmental appropriations and as a result of inmate disturbances; (iv) changes in the privatization of the corrections and detention industry, the public acceptance of our services, the timing of the opening of and demand for new prison facilities and the commencement of new management contracts; (v) the outcome of California’s realignment program and

Third Quarter 2012 Financial Results

utilization of out of state private correctional capacity; and (vi) increases in costs to construct or expand correctional facilities that exceed original estimates, or the inability to complete such projects on schedule as a result of various factors, many of which are beyond our control, such as weather, labor conditions and material shortages, resulting in increased construction costs.

This press release states that the Company is assessing the feasibility of converting to a REIT. The Company does not know if or when it will elect REIT status. Further, many conditions must be met in order to complete a conversion to a REIT, and the timing and outcome of many of these are beyond the Company’s control. For example, the Company cannot provide assurance that the IRS will ultimately provide it with a favorable PLR or that any favorable PLR will be received in a timely manner for the Company to elect REIT status as of January 1, 2013, or that our analysis, which is very involved and complex, will conclude that converting to a REIT is in the best interest of the Company or its shareholders.

This press release also provides an estimated range of the Company’s total undistributed accumulated earnings and profits (E&P) attributable to all taxable periods ending prior to January 1, 2013, based on a preliminary analysis. The Company has not yet completed a comprehensive study of its pre-REIT accumulated E&P as of the close of the Company’s 2012 taxable year. The calculation of undistributed accumulated E&P is very complex and the actual result of the comprehensive study relating to the Company’s pre-REIT accumulated E&P may differ materially from the Company’s current estimates.

These forward-looking statements should not be relied upon except as statements of the Company’s present intentions and of the Company’s present expectations, which may or may not occur. Cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. Except as required by law, the Company undertakes no obligation to release publicly or to reflect the occurrence of unanticipated events. Readers are urged to carefully review and consider the various disclosures the Company has made in the Company’s filings with the SEC, including “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” sections in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by us with the Securities and Exchange Commission.

The Company takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release.

Third Quarter 2012 Financial Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	September 30, 2012	December 31, 2011
ASSETS
Cash and cash equivalents	$59,242	$55,802
Accounts receivable, net of allowance of $1,155 and $1,218, respectively	239,233	269,685
Deferred tax assets	7,947	11,768
Prepaid expenses and other current assets	23,807	18,676
Current assets of discontinued operations	12	3,498

Total current assets	330,241	359,429

Property and equipment, net	2,582,019	2,608,740

Restricted cash	5,020	5,013
Investment in direct financing lease	7,928	9,233
Goodwill	11,988	11,988
Other assets	30,479	25,047
Non-current assets of discontinued operations	—	181

Total assets	$2,967,675	$3,019,631

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued expenses	$171,048	$195,726
Income taxes payable	98	605
Current liabilities of discontinued operations	963	2,031

Total current liabilities	172,109	198,362

Long-term debt	1,131,152	1,245,014
Deferred tax liabilities	137,276	136,503
Other liabilities	35,060	31,730

Total liabilities	1,475,597	1,611,609

Commitments and contingencies

Preferred stock — $0.01 par value; 50,000 shares authorized; none issued and outstanding at September 30, 2012 and December 31, 2011, respectively	—	—
Common stock — $0.01 par value; 300,000 shares authorized; 100,048 and 99,528 shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively	1,000	995
Additional paid-in capital	1,142,271	1,129,435
Retained earnings	348,807	277,592

Total stockholders’ equity	1,492,078	1,408,022

Total liabilities and stockholders’ equity	$2,967,675	$3,019,631

Third Quarter 2012 Financial Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
REVENUE:
Management and other	$443,572	$431,586	$1,320,641	$1,285,608
Rental	1,281	551	2,383	1,653

	444,853	432,137	1,323,024	1,287,261

EXPENSES:
Operating	314,338	301,689	946,456	888,866
General and administrative	22,015	23,007	66,950	66,236
Depreciation and amortization	28,612	26,536	85,301	80,509

	364,965	351,232	1,098,707	1,035,611

OPERATING INCOME	79,888	80,905	224,317	251,650

OTHER EXPENSES:
Interest expense, net	13,722	18,058	45,341	54,820
Expenses associated with debt refinancing transactions	168	—	1,996	—
Other (income) expense	(422)	73	(369)	262

	13,468	18,131	46,968	55,082

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	66,420	62,774	177,349	196,568

Income tax expense	(24,081)	(23,427)	(65,634)	(74,165)

INCOME FROM CONTINUING OPERATIONS	42,339	39,347	111,715	122,403

Loss from discontinued operations, net of taxes	—	(107)	(362)	(415)

NET INCOME	$42,339	$39,240	$111,353	$121,988

BASIC EARNINGS PER SHARE:
Income from continuing operations	$0.42	$0.38	$1.12	$1.14
Loss from discontinued operations, net of taxes	—	—	—	—

Net income	$0.42	$0.38	$1.12	$1.14

DILUTED EARNINGS PER SHARE:
Income from continuing operations	$0.42	$0.37	$1.11	$1.14
Loss from discontinued operations, net of taxes	—	—	—	—

Net income	$0.42	$0.37	$1.11	$1.14

DIVIDENDS PER SHARE	$0.20	$—	$0. 40	$—

Third Quarter 2012 Financial Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

CALCULATION OF ADJUSTED DILUTED EPS

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
Net income	$42,339	$39,240	$111,353	$121,988
Special items:
Expenses associated with debt refinancing transactions	168	—	1,996	—
Expenses associated with pursuit of REIT conversion	1,310	—	1,910	—
Income tax benefit for special items	(536)	—	(1,444)	—

Adjusted net income	$43,281	$39,240	$113,815	$121,988

Weighted average common shares outstanding - basic	99,637	104,254	99,500	106,624
Effect of dilutive securities:
Stock options	973	550	790	621
Restricted stock-based compensation	232	216	174	169

Weighted average shares and assumed conversions - diluted	100,842	105,020	100,464	107,414

Adjusted Diluted Earnings Per Share	$0.43	$0.37	$1.13	$1.14

CALCULATION OF FUNDS FROM OPERATIONS AND ADJUSTED FUNDS FROM OPERATIONS

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
Net income	$42,339	$39,240	$111,353	$121,988
Income tax expense	24,081	23,427	65,634	74,165
Expenses associated with debt refinancing transactions	168	—	1,996	—
Expenses associated with pursuit of REIT conversion	1,310	—	1,910	—
Income tax benefit for special items	(536)	—	(1,444)	—
Income taxes paid	(20,647)	(16,631)	(59,645)	(58,092)
Depreciation and amortization	28,612	26,536	85,301	80,509
Depreciation and amortization for discontinued operations	—	101	—	374
Income tax benefit for discontinued operations	—	(63)	(215)	(252)
Stock-based compensation reflected in G&A expense	2,890	2,294	8,265	6,922
Amortization of debt costs and other non-cash interest	1,056	1,093	3,280	3,234

Funds From Operations	$79,273	$75,997	$216,435	$228,848

Maintenance and technology capital expenditures	(10,205)	(14,264)	(35,056)	(28,449)

Adjusted Funds From Operations	$69,068	$61,733	$181,379	$200,399

Funds From Operations Per Diluted Share	$0.79	$0.72	$2.15	$2.13

Adjusted Funds From Operations Per Diluted Share	$0.68	$0.59	$1.81	$1.87

Third Quarter 2012 Financial Results

CALCULATION OF EBITDA AND ADJUSTED EBITDA

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
Net income	$42,339	$39,240	$111,353	$121,988
Interest expense, net	13,722	18,058	45,341	54,820
Depreciation and amortization	28,612	26,536	85,301	80,509
Income tax expense	24,081	23,427	65,634	74,165
Loss from discontinued operations, net of taxes	—	107	362	415

EBITDA	$108,754	$107,368	$307,991	$331,897

Expenses associated with debt refinancing transactions	168	—	1,996	—
Expenses associated with pursuit of REIT conversion	1,310	—	1,910	—

ADJUSTED EBITDA	$110,232	$107,368	$311,897	$331,897

CALCULATION OF ADJUSTED FUNDS FROM OPERATIONS PER SHARE GUIDANCE

	For the Year Ending December 31, 2012
	Low End of Guidance	High End of Guidance
Adjusted net income	$154,000	$156,000
Income tax expense	92,000	94,000
Income taxes paid	(84,000)	(85,000)
Depreciation and amortization	114,000	114,000
Other non-cash items	15,000	15,500

Funds From Operations	$291,000	$294,500
Maintenance and technology capital expenditures	(53,000)	(48,000)

Adjusted Funds From Operations	$238,000	$246,500

Funds From Operations Per Diluted Share	$2.89	$2.93

Adjusted Funds From Operations Per Diluted Share	$2.37	$2.45

NOTE TO SUPPLEMENTAL FINANCIAL INFORMATION

Adjusted Net Income, EBITDA, Adjusted EBITDA, Funds From Operations and Adjusted Funds From Operations, and their corresponding per share metrics are non-GAAP financial measures. The Company believes that these measures are important operating measures that supplement discussion and analysis of the Company’s results of operations and are used to review and assess operating performance of the Company and its correctional facilities and their management teams. The Company believes that it is useful to provide investors, lenders and security analysts disclosures of its results of operations on the same basis as that used by management.

Management and investors review both the Company’s overall performance using GAAP and non-GAAP measures including Net Income, Adjusted Net Income, Funds From Operations and Adjusted Funds From Operations, and their corresponding per share metrics, as well as EBITDA and Adjusted EBITDA to assess the operating performance of the Company’s correctional facilities. EBITDA, Adjusted EBITDA, Funds From Operations and Adjusted Funds From Operations are useful as supplemental measures of the performance of the Company’s correctional facilities because they do not take into account depreciation and amortization, or with respect to EBITDA and Adjusted EBITDA, the impact of the

Third Quarter 2012 Financial Results

Company’s tax provisions and financing strategies. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), this accounting presentation assumes that the value of real estate assets diminishes at a level rate over time. Because of the unique structure, design and use of the Company’s correctional facilities, management believes that assessing performance of the Company’s correctional facilities without the impact of depreciation or amortization is useful. The calculation of Adjusted Funds From Operations substitutes capital expenditures incurred to maintain the functionality and condition of the Company’s correctional facilities in lieu of a provision for depreciation. Some of these capital expenditures contain a discretionary element with respect to when they are incurred, while others may be more urgent. Therefore, maintenance capital expenditures may fluctuate from quarter to quarter, depending on the nature of the expenditures required, seasonal factors such as weather, and budgetary conditions. The calculation of Funds From Operations and Adjusted Funds From Operations also reflect the amount of income taxes paid. We continuously evaluate tax planning strategies to reduce the effective tax rate for financial reporting purposes as well as strategies to reduce the amount of taxes we pay. As a result, the amount of taxes we pay may fluctuate from period to period depending on the effectiveness of our strategies. The amount of taxes we pay may also result from many factors beyond our control, such as changes in tax law. Finally, income taxes paid may fluctuate significantly from quarter to quarter based on statutory methods of computing inter-period payment requirements and the date such taxes are due.

The Company may make adjustments to GAAP net income, EBITDA, Adjusted EBITDA, Funds From Operations and Adjusted Funds From Operations from time to time for certain other income and expenses that it considers non-recurring, infrequent or unusual, even though such items may require cash settlement, because such items do not reflect a necessary component of the ongoing operations of the Company. Other companies may calculate Adjusted net income, EBITDA, Adjusted EBITDA, Funds From Operations and Adjusted Funds From Operations differently than the Company does, or adjust for other items, and therefore comparability may be limited. Adjusted net income, EBITDA, Adjusted EBITDA, Funds From Operations and Adjusted Funds From Operations and their corresponding per share measures are not measures of performance under GAAP, and should not be considered as an alternative to cash flows from operating activities, a measure of liquidity or an alternative to net income as indicators of the Company’s operating performance or any other measure of performance derived in accordance with GAAP. This data should be read in conjunction with the Company’s consolidated financial statements and related notes included in its filings with the Securities and Exchange Commission.

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